Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Earnings Increased 21 Fold for Second Qtr ended 8-31-13 Vs
Prior Year and is the 2nd Consecutive Qtr With Multiple Digit Gains Vs Prior Year

To-date, received over $1,600,000 in new orders for US purchases and overseas expansion for shipment in the in Third Qtr

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  October 14,2013 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal quarter’s end. For the Second Quarter ended August 31, 2013, Revenue was $1,096,947 compared to $719,610 in the prior year, an increase of $377,137 (+52.3%). In addition, Net Income after taxes of $82,774 was an increase of $79,038 (+2,115.5%) compared to the prior year’s Net Income after taxes of $3,736. This is more than 21 times the Net Income over prior year.

In addition, the Company reported that sales revenue for the first six months of the fiscal year ended August 31, 2013 was $2,663,004 compared to $1,617,819 in the prior year, up $1,045,185 (+64.6%). Net Income after income taxes was $283,088 for the same period and was up $376,792 (+402.1%) versus prior year Net Loss of $93,704 or quadruple the Net Income over prior year.

Carl Palmer, Founder, President and Chairman stated that “We are pleased to announce that both revenues and earnings are up for the second consecutive quarter with sales showing double digit gains versus prior year while earnings generated triple or greater digit gains versus prior year with higher margin products. These increases are a direct result of several key factors: (1): increased worldwide concern about the continuing deterioration of the quality of drinking water sources has created niche opportunities in many world markets; (2) bringing on line distributors in the US and worldwide; (3) the successful introduction of our new 20 oz pull-top sports bottle and (4) better inventory control and management of key areas of our business.” He added that “These factors resulted in our receiving to-date over $1,600,000 in new orders for shipment in the third quarter.”

Mr. Palmer went on to say that “We will be adding several new products to our line in coming months including a baby bottle filtration system, Survival Canteen that has already received great initial acceptance from key distributors, a new, advanced drinking water straw that we believe is far superior to Life Straw, and an advanced water pitcher that is ideally suited for International marketplaces. In addition, we have developed technology that allows us, for the first time, to offer the removal of radiological contaminants in addition to giardia, cryptosporidium, bacteria and virus, in a portable water purification system. This technology will be first used in China, Japan, Vietnam, Australia and New Zealand in the coming months.”

Dick Parsons, Chief Executive Officer, announced that “We are pleased to announce that Apex Energetics, our exclusive partner for pH enhanced products in the US, Canada and Israel is ready for their product launch on November 1, 2013. While delayed for several months as new packaging was being developed – Apex will now offer, in addition to a 20 oz clear filter bottle – companion products including a newly designed water pitcher, 25 oz stainless steel bottles and replacement filters. Their target market is all aspects of Health and Wellness which includes alternative medicine, nutrition, therapy, chiropractics, spa, clinics and sports/fitness. We have been informed that their preliminary “soft launch” meetings have been very well received by their customer base – and they have ordered for delivery over $380,000 of products for delivery by November 1.” Mr. Parsons went on to say that “We believe that this program will be very successful and will have a positive impact on our revenues and earnings in the third and fourth fiscal quarters.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.